EXHIBIT 99

Granite City Reports Increase in Revenue in Second Quarter 2011

Sales Increase 3.5% - Guest Counts Increase 4.1% - New Additions to Management Team

MINNEAPOLIS August 9, 2011 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB), a Modern American upscale casual restaurant chain, today reported results for the second quarter ended June 28, 2011.

Highlights for the second quarter and year-to-date 2011 were as follows:

•                  Total restaurant sales increased 3.5% to $24.0 million from $23.2 million in the second quarter of 2010

•                  Total restaurant sales increased 3.7% to $47.1 million from $45.5 million for the first half of 2010

•                  Guest counts increased 4.1% compared to the second quarter of 2010

•                  Company-wide EBITDA at $2.0 million for the second quarter 2011 represented an increase of $168,000 compared to second quarter 2010

•                  Restaurant-level Income Before Occupancy (“IBO”) at $5.8 million in the second quarter of 2011 represented an increase of $111,000 over the second quarter of 2010

•                  Restaurant-level IBO at $11.3 million in the first half of 2011 represented an increase of $389,000 over the first half of 2010

•                  Net loss decreased $155,000 in the second quarter of 2011 compared to the second quarter of 2010

•                  New additions to our management team are on board and working effectively with the existing Granite City team

“We are very pleased with the level of performance throughout the company,” said Robert Doran, Chief Executive Officer of Granite City.  “Our plan to incorporate technology, to enhance the customer experience in our current stores through dining room and bar reconfigurations, and to develop new stores is well underway.  We expect many of these initiatives will begin to benefit our customers and our employees later this year and in 2012.  The progress we have made with the combination of our new team and existing management has been fantastic.  We are all excited to see our initiatives get underway and are confident that these initiatives represent great upside benefits for our team and our investors.”

Second Quarter 2011 Financial Results

Total revenue for second quarter 2011 increased by 3.5% to $24.0 million compared to $23.2 million for the second quarter of 2010.  Total cost of sales before occupancy was $18.2 million in the second quarter of 2011 or 75.8% of sales compared to prior year second quarter cost of sales before occupancy of $17.5 million or 75.4% of sales.

General and administrative expenses were $1.9 million or 8.1% of revenue for the second quarter of 2011 compared to $1.7 million or 7.1% of revenue for the second quarter of 2010.  General and administrative costs included non-cash stock compensation of $218,000 in the second quarter of 2011 compared to $183,000 in the second quarter of 2010.  With the addition of several key members of management in connection with our May 2011 transaction, we expect general and administrative expenses to run at a higher rate in future months.  We believe that the benefit of restaurant upgrades and future restaurant unit growth will offset these expenses in the long term.  We will monitor these expenses closely and will make adjustments as needed.

The net loss for the second quarter of 2011 was $425,000 compared to a net loss of $580,000 in the second quarter of 2010.  Net loss per share available to common shareholders was $(1.20) and $(0.08) respectively.  Net loss per share available to common shareholders included $(0.02) attributable to dividends declared and $(1.11) attributable to the non-cash beneficial conversion feature which resulted from the issuance of convertible preferred stock with a conversion price less than the fair value of the as-converted common shares.

There were a weighted average of 5.8 million and 7.4 million shares of common stock outstanding in the second quarters 2011 and 2010, respectively.

Year-to-Date 2011 Financial Results

Total revenue for the first half of 2011 increased by 3.7% to $47.1 million compared to $45.5 million for the first half of 2010.  Total cost of sales before occupancy was $35.8 million in the first half of 2011 or 76.0% of sales compared to prior year first half cost of sales before occupancy of $34.5 million or 75.9% of sales.

General and administrative expenses were $3.8 million or 8.0% of revenue for the first half of 2011 compared to $3.2 million or 7.1% of revenue for the first half of 2010.  General and administrative costs included non-cash stock compensation of $332,000 in the first half of 2011 compared to $209,000 in the first half of 2010.

The net loss for the first half of 2011 was $512,000 compared to a net loss of $1.5 million in the first half of 2010.  Net loss per share available to common shareholders was $(1.07) and $(0.20) respectively.  Net loss per share available to common shareholders included $(0.02) attributable to dividends declared and $(0.98) attributable to the non-cash beneficial conversion feature.  There were a weighted average of 6.6 million and 7.4 million shares of common stock outstanding in the first half 2011 and 2010, respectively.

In addition to the company’s cash balance of $1.6 million at June 28, 2011, Granite City has $5.0 million availability on its line of credit with Fifth Third Bank.

Second Quarter 2011 Conference Call

The company will host a conference call to discuss its second quarter 2011 financial results on Wednesday, August 10, 2011 at 10:00 a.m. Central Time.  The call may be accessed by calling 1-888-727-7693 and referencing code 4714332.  A replay of the call will be available for 30 days and may be accessed by calling 1-888-203-1112 and entering replay code 4714332.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 26 restaurants in 11 states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Forward-Looking Statements, Non-GAAP Financial Measurements, and Comparable Restaurant Data

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, our ability to continue funding our operations and meet our debt service obligations, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2011.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level IBO and company-wide EBITDA.  As compared to the nearest GAAP measurement for our company, restaurant-level IBO represents revenue less cost of food, beverage, labor and restaurant operating costs.  We use restaurant-level IBO and restaurant-level IBO as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level IBO as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP.  We believe that restaurant-level IBO is an important component of our financial results because it is a widely used measurement within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  We use restaurant-level IBO as a means of evaluating our restaurants’ financial performance compared with our competitors. As compared to the nearest GAAP measurement for our company, company-wide EBITDA represents operating loss with the add-back of depreciation and amortization, net loss on disposal of assets and exit or disposal costs (Rogers & Troy). We use company-wide EBITDA as a way to measure our overall internal operational performance without restaurant closings and as a means of evaluating our financial performance compared with our competitors.  These non-GAAP measurements should not be used as substitutes for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. Schedules of reconciliations of restaurant-level IBO and company-wide EBITDA for the second quarter and first half of 2011 and 2010 are provided herein.

Contacts:	Robert J. Doran	James G. Gilbertson

	Chief Executive Officer	Chief Financial Officer

	(952) 697-2393	(952) 215-0676

Granite City Food & Brewery Ltd.

Condensed Consolidated Statements of Operations

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 28, 2011	June 29, 2010	June 28, 2011	June 29, 2010

Restaurant revenue	$24,033,415	$23,219,069	$47,127,047	$45,458,432

Cost of sales:
Food, beverage and retail	6,620,449	6,444,974	12,795,505	12,531,220
Labor	8,123,687	7,871,400	16,179,732	15,563,923
Direct restaurant operating	3,475,047	3,199,471	6,826,606	6,427,042
Occupancy	1,897,037	2,232,251	3,392,431	4,401,963
Total cost of sales	20,116,220	19,748,096	39,194,274	38,924,148

General and administrative	1,937,442	1,659,041	3,751,048	3,215,044
Depreciation and amortization	1,542,759	1,480,103	3,067,760	2,957,079
Exit or disposal activities	16,917	128,791	(174,560)	260,392
Gain (loss) on disposal of assets	11,988	(27,632)	(70,959)	(76,155)
Operating income	408,089	230,670	1,359,484	177,924

Interest:
Income	2,715	3,884	4,176	4,183
Expense	(835,769)	(814,288)	(1,876,046)	(1,653,673)
Net interest expense	(833,054)	(810,404)	(1,871,870)	(1,649,490)

Net loss	$(424,965)	$(579,734)	$(512,386)	$(1,471,566)

Loss per common share, basic	$(1.20)	$(0.08)	$(1.07)	$(0.20)

Weighted average shares outstanding, basic	5,845,711	7,366,309	6,614,291	7,366,263

Selected Balance Sheet Information

	June 28, 2011	December 28, 2010
Cash	$1,563,494	$3,104,320
Current assets, including cash	$3,520,578	$4,817,027
Total assets	$54,381,894	$56,463,061
Current liabilities	$9,801,731	$14,014,137
Total liabilities	$51,053,767	$53,005,994
Shareholders’ equity	$3,328,127	$3,457,067

Non-GAAP Reconciliations Q2 2011 and Q2 2010 Results

	Q2 2011	% of Sales	Q2 2010	% of Sales

Restaurant revenues	$24,033,415	100%	$23,219,069	100%
Cost of sales:
Food, beverage and retail	6,620,449	27.5%	6,444,974	27.8%
Labor	8,123,687	33.8%	7,871,400	33.9%
Direct restaurant operating expenses	3,475,047	14.5%	3,199,471	13.8%

Restaurant-level IBO*	$5,814,232	24.2%	$5,703,224	24.6%

Occupancy	1,897,037	7.9%	2,232,251	9.6%
General and administrative	1,937,442	8.1%	1,659,041	7.1%

Company-wide EBITDA*	1,979,753	8.2%	1,811,932	7.8%

Depreciation and amortization	1,542,759		1,480,103
Exit or disposal activities, other	28,905		101,159

Operating income	408,089		230,670

Interest:
Income	2,715		3,884
Expense	(835,769)		(814,288)
Net interest expense	(833,054)		(810,404)

Net loss	$(424,965)		$(579,734)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.

Non-GAAP Reconciliations Q2 2011 and Q2 2010 YTD Results

	Q2 YTD 2011	% of Sales	Q2 YTD 2010	% of Sales

Restaurant revenues	$47,127,047	100%	$45,458,432	100%

Cost of sales:
Food, beverage and retail	12,795,505	27.2%	12,531,220	27.6%
Labor	16,179,732	34.3%	15,563,923	34.2%
Direct restaurant operating expenses	6,826,606	14.5%	6,427,042	14.1%

Restaurant-level IBO*	$11,325,204	24.0%	$10,936,247	24.1%

Occupancy	3,392,431	7.2%	4,401,963	9.7%
General and administrative	3,751,048	8.0%	3,215,044	7.1%

Company-wide EBITDA*	4,181,725	8.9%	3,319,240	7.3%

Depreciation and amortization	3,067,760		2,957,079
Exit or disposal activities, other	(245,519)		184,237

Operating income	1,359,484		177,924

Interest:
Income	4,176		4,183
Expense	(1,876,046)		(1,653,673)
Net interest expense	(1,871,870)		(1,649,490)

Net loss	$(512,386)		$(1,471,566)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding.